Exhibit 10.28

Execution Copy

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of September 14, 2009 between Grande Communications Networks, LLC, a Delaware limited liability company (“Grande”), Atlantic Broadband Finance, LLC, a Delaware limited liability company (“ABB”) and Grande Manager LLC, a Delaware limited liability company (“Grande Manager”), who joins this Agreement only for the purposes of Section 3(c) below. Capitalized terms not otherwise defined herein (including in Section 7 hereof) shall have the meanings set forth in the Recapitalization Agreement (as defined herein).

WHEREAS, Grande has entered into that certain Recapitalization Agreement dated as of August 27, 2009 by and among ABRY Partners VI, L.P., Grande Communications Networks, Inc., predecessor-in-interest to Grande, Grande Communications Holdings, Inc., ABRY Partners, LLC, Grande Investment L.P., and Grande Parent LLC (the “Recapitalization Agreement”), and Grande Communications Holdings, Inc. has received the Grande Holdings Stockholders’ Approval as contemplated by the Recapitalization Agreement.

WHEREAS, Grande desires to engage ABB to provide management and other services to Grande, and ABB is willing to provide such services, all on the terms and conditions set forth in this Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which they hereby acknowledge, the parties agree as follows:

1.	Appointment. Grande hereby engages ABB, and ABB hereby agrees pursuant to the terms and conditions set forth herein, to provide certain services to Grande, as described in Section 3 hereof.

2.	Term. The term of this Agreement (the “Term”) shall commence at 12:01 a.m., Texas time, on the date hereof and shall continue until the earliest to occur of the following:

(a)	the Sale of ABB;

(b)	the Sale of Grande;

(c)	the Bankruptcy or Dissolution of ABB;

(d)	the termination of the Recapitalization Agreement pursuant to Article IX thereof;

(e)	the termination date upon which ABB and Grande mutually agree in writing; or

(f)	termination by Grande upon at least 30 days’ prior written notice to ABB, except that notice need not be given in advance if Grande or Grande Investment, L.P. determines that ABB has performed any of the Services in an illegal or grossly negligent manner or in a manner that constitutes willful misconduct.

3.	Services to be Provided. During the Term:

(a)	Subject at all times to the authority of the board of directors (or the equivalent governing body) of Grande, ABB, by and through the Designated Personnel (who shall be employed by ABB), agrees to perform or cause to be performed in a professional manner general managerial oversight and such management services (including, finance, marketing and strategic planning) as mutually agreed upon from time to time by and among ABB and Grande (collectively, the “Services”) with respect to the business and operations of Grande and, so long as it remains an Affiliate of Grande, any Affiliated company to which all or a portion of Grande’s present broadband transport business or network services business may be transferred (an “Affiliated Non-Core Company”). Such Services shall include day-to-day oversight by the Designated Personnel of sales, marketing, customer service, administrative, accounting, financial reporting, and information technology services. Designated Personnel shall not be required to devote their time exclusively to Grande and/or to the performance of the Services.

(b)	ABB shall be responsible for and shall pay (i) pursuant to ABB’s customary payroll practices, the salaries, bonuses and other compensation of the Designated Personnel (for any period, the “Designated Personnel Compensation”), including related taxes and all costs of related benefits and perquisites, and (ii) any expenses of the Designated Personnel incurred in connection with the Services (for any period, the “Expenses” and together with the Designated Personnel Compensation, the “Total Expenses”). For the avoidance of doubt, any amounts owed and/or paid to the Designated Personnel as a result of their ownership interests in any Affiliate of Grande or ABB shall not be included in the amount of Total Expenses.

(c)	Grande Manager shall cause the Designated Personnel who serve as officers of ABB to become officers of Grande after Closing, and such Designated Personnel shall have the same titles at both ABB and Grande.

4.	Compensation.

(a)	In consideration for ABB for providing the Services to Grande and any Affiliated Non-Core Company, Grande shall pay to ABB during the period beginning on the Closing Date through the expiration of the Term (the “Payment Period”) the lesser amount of (i) (A) 5.5% of the total revenue of Grande, minus (B) the actual compensation expenses for all Grande employees who have positions that were included in the “corporate” compensation expense in the projections that were furnished to the lenders providing financing under the terms of the Recapitalization Agreement, or (ii) an amount equal to 50% of the Total Expenses (such lesser amount, the “Management Fee”). Notwithstanding anything herein or otherwise to the contrary, in no event will any Management Fee or other amount be payable by Grande to ABB unless and until the Closing occurs.

(b)

Within 30 days following the end of each calendar quarter during the Payment Period, ABB shall prepare a statement of the Management Fee for such calendar quarter. Payment by Grande in an amount equal to the Management Fee for such calendar quarter shall be due and payable by Grande on the thirtieth (30th) day following its receipt of such statement.

5.	Representations and Warranties.

(a)	ABB is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, in the aggregate, reasonably be expected to result, in a material adverse effect. ABB has all requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted except as would not, in the aggregate, reasonably be expected to cause a material adverse effect. ABB has provided to Grande a complete and correct copy of its certificate of formation as amended to date, which, as so made available, is in full force and effect. ABB is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of formation or operating agreement.

(b)	ABB has full power and authority to execute and deliver this Agreement and to perform the Services. The execution, delivery and performance of this Agreement have been duly and validly authorized by ABB’s Board of Managers or similar governing body, and no other limited liability company proceedings on the part of ABB are necessary to authorize this Agreement or to perform the Services. This Agreement has been duly and validly executed and delivered by ABB and, assuming the due authorization, execution and delivery hereof by Grande, constitutes the valid and binding obligation of ABB enforceable against ABB in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception.

(c)	The execution and delivery of this Agreement and the performance by ABB of its respective obligations hereunder will not: (i) conflict with any provision of the certificate of formation or operating agreement of ABB; (ii) require ABB to obtain any consent, waiver, approval, order, authorization or permit of, or make a registration with, filing with or notification to, or breach any requirement applicable to ABB with any Governmental Authority; (iii) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which ABB is a party or by which ABB or any of its respective properties or assets may be bound; or (iv) violate the provisions of any Court Order or other Law applicable to ABB.

6.

Confidentiality and Non-Disclosure Obligations. As of the date hereof, ABB and Grande have entered into a Confidentiality Agreement in the form of the attached Exhibit A (the “Confidentiality Agreement”). ABB agrees and acknowledges that any and all non-

public information of Grande, including personally identifiable information of subscribers, that ABB obtains through or under the Recapitalization Agreement, this Agreement, the provision of Services hereunder or otherwise will be subject to the confidentiality and non-disclosure obligations of the Confidentiality Agreement. All obligations and rights under the Confidentiality Agreement shall survive the termination of this Agreement.

7.	Certain Definitions.

(a)	“Bankruptcy” means, with respect to an entity, (i) the making of a general assignment for the benefit of creditors, (ii) the entry of an order for relief in any bankruptcy, reorganization or insolvency proceeding, (iii) the filing or commencement by or against the entity of any application or petition for the appointment of a trustee, receiver or other similar official over the entity or any substantial part of the entity’s assets, or of any proceeding under any bankruptcy, insolvency or reorganization statute or liquidation or other law relating to relief of debtors, unless, in the case of such an action or proceeding filed or commenced against the entity without the entity’s acquiescence or consent, the action or proceeding is dismissed within ninety days after the date of its filing or commencement.

(b)	“Closing” has the meaning set forth in the Recapitalization Agreement.

(c)	“Closing Date” has the meaning set forth in the Recapitalization Agreement.

(d)	“Designated Personnel” shall mean those ABB personnel from time to time occupying the positions set forth on Schedule A attached hereto.

(e)	“Dissolution” means, with respect to an entity, the liquidation, dissolution, or winding up of such entity under (i) the entity’s governing documents or (ii) applicable law.

(f)	“Grande Holdings Stockholders’ Approval” has the meaning set forth in the Recapitalization Agreement.

(g)	“Sale of ABB” means (i) the consummation of any merger or consolidation of ABB with or into any other person or any sale of all or substantially all of the ownership interests or assets of ABB (other than a transaction following which the direct or indirect holders of the outstanding membership interests of ABB prior to such transaction together own a majority of the outstanding ownership interests of the surviving corporation or business entity); or (ii) ABRY Partners LLC and its affiliates shall cease to beneficially own and control, directly or indirectly, at least 51.0% of the membership interests of ABB or shall cease to have the right, directly or indirectly, to control ABB’s Board of Managers or similar governing body.

(h)	“Sale of Grande” means (i) the consummation of any merger or consolidation of Grande with or into any other person or any sale of all or substantially all of the ownership interests or assets of Grande (other than a transaction following which the direct or indirect holders of the outstanding membership interests or equivalent securities of Grande prior to such transaction together own a majority of the outstanding ownership interests of the surviving corporation or business entity, and other than pursuant to the Recapitalization Agreement); or (ii) ABRY Partners LLC and its affiliates shall cease to beneficially own and control, directly or indirectly, at least 51.0% of the membership interests of Grande or shall cease to have the right, directly or indirectly, to control Grande’s Board of Managers or similar governing body.

8.	Indemnification.

(a)	In the event that ABB or any of its Affiliates, principals, members, partners, directors, stockholders, employees (including the Designated Personnel), agents and representatives (collectively, the “Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with the provision of the Services hereunder by ABB, other than any such action, proceeding or investigation by any ABRY Party, Grande Holdings or their respective Affiliates, Grande will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the reasonable fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation) of any kind or nature (“Losses”), arising as a result of or in connection with this Agreement and the Services, and will periodically reimburse the Indemnified Parties for their expenses as described above, except that Grande will not be obligated to so indemnify any Indemnified Party to the extent that, any such Losses arise as a result of or in connection with any illegal activity, bad faith, gross negligence or willful misconduct of such Indemnified Party or to the extent that such Indemnified Party is adjudged to be liable to Grande. ABB will certify to Grande in writing all Losses that are payable to ABB or other Indemnified Parties hereunder. The reimbursement and indemnity obligations of Grande under this Section 8(a) shall be in addition to any liability which Grande may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, and shall be binding upon and inure to the benefit of any successors or assigns of Grande, or ABB and of any successors, assigns, heirs and personal representatives of such Indemnified Party. The foregoing provisions shall survive the termination of this Agreement.

(b)

In the event that Grande or any of its Affiliates, principals, members, partners, directors, stockholders, employees, agents and representatives (collectively, the “Grande Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with the provision of the Services hereunder by ABB, ABB will indemnify and hold harmless the Grande Indemnified Parties from and against any Losses arising as a result of or in connection with any illegal activity, bad faith, gross negligence or willful misconduct of ABB. Grande will certify to ABB in writing all Losses that are payable to Grande or other Grande Indemnified Parties hereunder. The reimbursement and indemnity obligations of ABB under this Section 8(b) shall be in addition to any liability which ABB may otherwise have, shall extend upon the same terms and conditions to any Grande Indemnified Party, as the case may be, and shall be binding upon and inure to the benefit of any successors or assigns of Grande, or ABB and of any successors, assigns, heirs and personal representatives of such Grande Indemnified Party. The foregoing provisions shall survive the termination of this Agreement.

(c)	IN NO EVENT WILL EITHER PARTY BE LIABLE OR OBLIGATED UNDER THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE SERVICES, INCLUDING LOST PROFITS, BUSINESS OPPORTUNITIES AND REVENUES.

9.	Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship between ABB and Grande or between any of the Designated Personnel and Grande. ABB shall be an independent contractor pursuant to this Agreement. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party hereto or to bind any other party hereto to any contract, agreement or undertaking with any third party.

10.	No Limitation on Activities. The Services provided herein are not to be deemed exclusive. This Agreement shall in no way prohibit ABB or any of its members, partners, principals, shareholders, directors, officers, employees or agents from engaging in any other business or devoting time and attention to the management, investment, involvement or other aspects of any other business, including being an officer or director thereof, or rendering services of any kind to any other company, firm, individual or association.

11.	No Liability. Grande acknowledges and agrees that ABB will not be liable for any Losses arising out of, related to or incurred in connection with the performance of the Services other than Losses arising from ABB’s illegal activity, bad faith, gross negligence or willful misconduct.

12.	Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three (3) Business Days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications shall be sent to the parties at the addresses set forth below (or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party):

If to Grande:

Grande Communications Networks, LLC

401 Carlson Circle

San Marcos, Texas 78666

Attention: Matt Murphy

Facsimile: (512) 878-4010

with a copy (which shall not constitute notice to Grande) to:

Grande Investment, L.P.

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Floor

Boston, MA 02199

Attention: Jay Grossman

Facsimile: (617) 859-8797

If to ABB:

Atlantic Broadband, LLC

1 Batterymarch Park Suite 405

Quincy, MA 02169

Attention: Ed Holleran

Facsimile: (617) 786-8803

with a copy (which shall not constitute notice to ABB) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: John Kuehn, Esq.

Facsimile: 212-446-6460

13.

Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to reimbursement from the non-prevailing party or parties of the attorneys’ fees and court costs incurred by such prevailing party or parties by reason of such dispute.

14.	Amendment; Waiver. No provision of this Agreement may be waived, amended, modified or supplemented unless pursuant to a written instrument executed by the party against which any such waiver, amendment, modification or supplement is effective. Notwithstanding the foregoing, no waiver of a breach of any provision of this Agreement shall operate or be construed as a waiver of any preceding or succeeding breach and no failure to exercise any right or privilege hereunder shall be deemed a waiver of such rights or privileges hereunder or shall be deemed a waiver of such rights to exercise the same at any subsequent time or times hereunder.

15.	Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided that notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the other party.

16.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by .pdf or other facsimile transmission.

18.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19.	Entire Agreement. This Agreement and the other documents referred to or contemplated herein embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt all prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way.

20.	Governing Law. The construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

21.	Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

22.	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

23.	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

24.	Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in San Marcos, Texas or Boston, Massachusetts are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

25.	No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement, express or implied, is intended or shall be construed to give any person (including the Designated Personnel) other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein; provided that each Indemnified Party shall be an express, third-party beneficiary of the provisions of this Agreement that are applicable to such Indemnified Party.

* * * * * *

The parties have caused this Management Services Agreement to be executed as of the date specified above.

Atlantic Broadband Finance, LLC

By: _______________________________

Its: _______________________________

Grande Communications Networks, LLC

By: _______________________________

Its: _______________________________

Grande Manager LLC

(solely for purposes of Section 3(c))

By: _______________________________

Its: _______________________________

Schedule A

Designated Personnel

1.	Technical

(a)	IT Systems Engineers (2)

2.	Sales & Marketing

(a)	Chief Marketing Officer

(b)	Vice President of Products

(c)	Vice President of Marketing

3.	General and Administrative

(a)	Chief Executive Officer

(b)	Chief Operating Officer

(c)	Chief Financial Officer

(d)	Chief Technology Officer

(e)	Chief Information Officer

(f)	Chief Counsel

(g)	Paralegal

(h)	Corporate Controller

(i)	Corporate Asst. Controller

(j)	Staff Accountant

(k)	Payroll Coordinator

(l)	Administrative Assistant-Senior

(m)	Administrative Assistant

(n)	Franchise Affairs

(o)	IT Systems Engineer

Exhibit 1

Confidentiality Agreement

[attached]

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”), dated to be effective as of August 27, 2009 (“Effective Date”), is made by and between Grande Communications Networks, LLC, a Delaware limited liability company (“Company”) and Atlantic Broadband Finance, LLC, a Delaware limited liability company (“Recipient”). Recipient and Company are, collectively, the “Parties” and individually, a “Party.”

RECITALS:

A. The Parties have entered into a Management Services Agreement (the “Management Agreement”) as of                     , 2009 by and among between Company, Recipient and Grande Manager LLC, a Delaware limited liability company.

B. The Parties desire to establish the terms and conditions governing the confidentiality of certain information which Company may disclose to Recipient in connection with the Management Agreement and the services to be provided thereunder by Recipient.

In consideration of the foregoing, the mutual covenants contained herein and other valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

a.    For the purposes of this Agreement, “Confidential Information” means all information in whatever form transmitted that is disclosed to Recipient or any of Recipient’s Representatives by Company, any of its affiliates, or any of Company’s or its affiliate’s Representatives relating to past, present or future business affairs, including without limitation, research, development, source code, object code, know-how, processes, designs, samples, inventions, ideas, equipment, sales information, trade secrets, customers, vendors, employees, intellectual property, business plans, products, sales and pricing information, financial information, business methodologies and practices, operations and systems of Company or any of its affiliates, and also all information that Company or any of its affiliates has or may have in its possession under obligations of confidentiality. Confidential Information shall also include all methodology and technology embedded in such information and all analyses, compilations, data, studies or other documents prepared by Recipient containing or based on any Confidential Information received from Company, any of its affiliates, or any of Company’s or its affiliate’s Representatives.

b.    “Confidential Information” shall not include any information of Company that: (i) is or becomes publicly available through no wrongful act of the Recipient; (ii) is disclosed to the Recipient by a third Party who, to the Recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with Company; or (iii) is required to be disclosed by applicable law or regulation, provided that before making such disclosure, Recipient gives to Company written notice of such required disclosure in order that Company may interpose an objection thereto or otherwise take action to protect the confidentiality of such information, to the extent that giving such notice is not in violation of any applicable law or regulation.

c.    For purposes of this Agreement, the “Representatives” of a Party shall mean, collectively, directors, officers, employees, agents and representatives of such Party, including, without limitation, its attorneys, accountants, consultants and financial advisors.

2.    Recipient shall not disclose at any time any Confidential Information to any person or entity other than to those of its Representatives who: (i) need to know such Confidential Information for the purpose of evaluating a business transaction or the development of a business relationship between the Company and Recipient; (ii) are informed by Recipient of the confidential nature of the Confidential Information and the obligations to maintain such confidentiality hereunder; and (iii) agree to be bound by the terms of this Agreement. Recipient shall use not less than the same degree of care to avoid disclosure of such Confidential Information as a prudent businessperson would afford his or her own confidential information of like importance. Recipient shall not reverse engineer, disassemble or de-compile any prototypes, software or other tangible objects embodied in the Confidential Information.

3.    All Confidential Information shall be and remain the property of Company. No transfer of any intellectual property rights to Confidential Information is intended or implied hereunder. No license to use any intellectual property, trade secret, copyright, patent, invention or other proprietary right of Company, any of its affiliates, or any of Company’s or its affiliate’s Representatives is granted hereunder except as may be specifically required for the purpose of this Agreement and then only for such purpose. All documentation or other tangible media on which Confidential Information is affixed or stored (including without limitation computer software or other electronic storage media) shall be returned to Company or destroyed promptly upon written request and shall not thereafter be retained in any form by Recipient. The rights and obligations of the Parties under this Agreement shall survive any such return of Confidential Information.

4.    Company, its affiliates, and their Representatives do not make any representation or warranty regarding the accuracy, completeness or validity of any of the Confidential Information. Company, its affiliates and their Representatives do not make any representation or warranty that any of the Confidential Information does not infringe any third party’s patents, copyrights, trade secrets or other intellectual property or other proprietary rights.

5.    Recipient hereto acknowledges that the Confidential Information is valuable and unique and that disclosure hereof in breach of this Agreement will result in irreparable injury to Company thereof. In the event of a breach or threatened breach of the terms of this Agreement, Company shall be entitled to an injunction prohibiting any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of money damages. The Parties agree that no bond or other security will be required for obtaining such relief.

6.    Recipient agrees that, during the term of this Agreement and for a period of two years after termination of this Agreement, it (i) will not solicit or attempt to solicit any of Company’s customers or offer or sell or attempt to offer or sell any services or products to any of Company’s customers and (ii) will not solicit, employ or attempt to employ or divert an employee of the Disclosing Party. This paragraph shall not be construed to prohibit solicitation for employment by the following methods or hiring conducted through such methods: (i) referrals for employment made by a placement agency or employment service acting independently of any instructions from Recipient to direct solicitations to employees of Company; or (ii) responses to any advertisement appearing in a newspaper, magazine or trade publications of general circulation.

7.    This Agreement will terminate five (5) years after the termination of the Management Agreement and any successor or replacement agreement thereto. Notwithstanding any such termination, all rights and obligations hereunder shall survive with respect to Confidential Information, including without limitation, all personally identifiable information of customers, employees and other individuals, disclosed prior to such termination.

8.    This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior discussions, proposals, negotiations, promises, understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement shall not be amended, modified, or supplemented in any manner except by a written agreement duly executed by both Parties.

9.    If any provision of this Agreement or the application thereof, to any extent, is held invalid or unenforceable, the remainder of this Agreement and the application thereof, other than those provisions as to which it shall have been held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect and shall be enforceable to the fullest extent permitted at law or in equity.

10.    If either Party commences any action or proceeding against the other Party in order to enforce this Agreement, or to recover damages as a result of an alleged breach of this Agreement, the prevailing Party shall be entitled to recover, in addition to the amount of any judgment or other award entered therein, all reasonable costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection therewith.

11.    This Agreement may be executed in any number of counterparts, and by the Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission. Any Party causing a copy of this Agreement executed by such Party to be transmitted by facsimile device to the other Party shall be deemed to have executed and delivered an original counterpart of this Agreement, and, upon request made by the other Party, shall be deemed to have agreed to execute a further original counterpart of this Agreement manually, and to deliver such manually executed counterpart to the Party making such request.

12.    Any and all notices, requests, demands and other communications that are required to be, or may be, given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if delivered by hand, by courier or by overnight delivery service, or if mailed via U.S. certified or registered first class mail, postage prepaid, return receipt requested, to the Parties at the addresses set forth in the first paragraph hereof, or to such other address as any Party shall have last designated by notice given in accordance with this paragraph. Such notices or other communications shall be effective, if delivered by hand, by courier or by overnight delivery service, upon actual receipt by the intended recipient; or if mailed, upon the date of delivery, or refusal, as shown by the return receipt therefore.

13.    This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Texas, without giving effect to the internal principles of conflicts of law of such state. The sole and exclusive venue for any dispute arising out of this Agreement shall be in a court of competent jurisdiction located in Travis County, Texas.

14.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legatees, devices, legal and personal representatives, executors, administrators, successors and permitted assigns. Notwithstanding the foregoing, Recipient shall not assign all or any part of this Agreement without the prior written consent of Company.

The Parties, intending to be legally bound, have executed this Agreement as of the Effective Date.

RECIPIENT:

Atlantic Broadband Finance, LLC

By:

        Printed Name:

        Title:

COMPANY:

Grande Communications Networks, LLC

By:

        Printed Name:

        Title: